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                                                                     EXHIBIT 8.1


                             PORTER & HEDGES, L.L.P
                                ATTORNEYS AT LAW
                           7000 LOUISIANA, 35TH FLOOR
                            HOUSTON, TEXAS 77002-2764
                                                             MAILING ADDRESS:
                          ----------------------------         P.O. BOX 4744
                           TELECOPIER (713) 228-1331      HOUSTON, TX 77210-4744
                           TELEPHONE (713) 226-0600


                                 May 30, 2002



Key Energy Services, Inc.
400 South River Road
New Hope, Pennsylvania 18938

Ladies and Gentlemen:

       We have acted as counsel to Key Energy Servies, Inc., a Maryland corporation ("KEY"), in connection with the merger ("MERGER") of Key Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of Key ("MERGERSUB"), with and into Q Services, Inc., a Texas corporation ("QSI"), as more fully described in that certain Plan and Agreement of Merger (the "AGREEMENT") among Key, MergerSub, and QSI entered into as of May 13, 2002, and that certain post-effective amendment (the "AMENDMENT") filed with the Securities and Exchange Commission (the "Commission") which amends that certain registration statement on Form S-4, file no. 333-83924, with the Commission on March 7, 2002 (the "REGISTRATION STATEMENT"). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Amendment.

       Set forth below are our opinions and the assumptions and documents upon which we have relied in rendering our opinions.

       A.    DOCUMENTS REVIEWED

       In connection with the opinions rendered below, we have reviewed and relied upon the following documents:

             1.    the Registration Statement,

             2.    the Agreement,

             3.    the Officer's Certificates of Key, Merger Sub, and QSI,

             4.    the Amendment, and

             5. such other documents as we have deemed necessary or appropriate for purposes of this opinion.


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Key Energy Services, Inc.
May 30, 2002
Page 2

       B.    ASSUMPTIONS

       In connection with the opinions rendered below, we have assumed:

             1. that all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and/or deliver such documents.

             2. that the Merger and the other transactions specified in the Agreement and the Amendment to be effected on or prior to the Effective Date of the Merger will be consummated as contemplated in the Agreement and the Amendment and without waiver of any material provision thereof.

       C.    OPINIONS

       Based solely upon the documents and assumptions set forth above, and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Officer's Certificates as of the date hereof and as of the date of the effective time of the Merger, it is our opinion that the descriptions of the law and the legal conclusions contained in the Amendment under the caption "Certain United States Federal Income Tax Consequences" as they relate to the Merger are correct in all material respects and that the discussion thereunder fairly summarizes the United States federal income tax consequences of the Merger that are likely to be material to Key, Merger Sub, QSI, and the QSI Shareholders.

       D.    LIMITATION

             1. Except as otherwise indicated, the opinions contained in this letter are based upon the Code and its legislative history, the Treasury Regulations promulgated thereunder (the "Regulations"), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter.
       There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

             2. The opinions expressed herein represent counsel's best legal judgment and are not binding upon the Internal Revenue Service or the courts and are dependent upon


                              PORTER & HEDGES, L.L.P.

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Key Energy Services, Inc.
May 30, 2002
Page 3


       the accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations contained in the Officer's Certificates. To the extent that any of the factual representations provided to us in the Officer's Certificates concern matters set forth in the Code or the Regulations, we have reviewed with Key's and Merger Sub's representatives the relevant portions of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such factual representations. We have made no independent investigation of the facts contained in the documents and assumptions set forth above, the factual representations set forth in the Officer's Certificates or the Registration Statement, Agreement or Amendment. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any material inaccuracy or incompleteness in these documents, assumptions or factual misrepresentations could adversely affect the opinions stated herein.

             3. We are expressing an opinion only as to those matters expressly set forth in Section C above. No opinion should be inferred as to any other matters, including any other transactions described in the Registration Statement or the Amendment. This opinion does not address the various state, local or foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any federal income tax consequences of the Merger, except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

             4. This opinion letter is issued for your and no other person or entity may rely hereon without our express written consent. This opinion letter may be filed as an exhibit to the Amendment. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.



                                       Very truly yours,

                                       /s/ PORTER & HEDGES, L.L.P.

                                       PORTER & HEDGES, L.L.P.







                              PORTER & HEDGES, L.L.P.